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Exhibit 99.2

AMPHENOL CORPORATION
January 21, 2004
3:30 p.m. CST

Coordinator	Hello and welcome to the quarterly earnings conference call. At this time, all participants are in a listen-only mode. After the presentation, we will conduct a question and answer session. Today's conference is being recorded and if you have any objections you may disconnect at this time. I would now like to turn the meeting over to today's host, Mr. Edward Jepsen. Sir, you may begin.
E. Jepsen
Thank you and good afternoon. My name is Ed Jepsen, the CFO of Amphenol, and I'm together with Martin Loeffler, the CEO. I'd like to welcome everyone to our fourth quarter conference call. The fourth quarter results were released this morning. I will provide some financial commentary on the quarter; Martin will give an overview on the business and current trends, and then we'll have a question and answer.

The fourth quarter 2003 was an excellent quarter in all respects. Sales for the quarter were $342 million, up 28% from the $267 million in the fourth quarter of 2002. The sales increase includes a positive currency effect of $17.6 million. Breaking down sales into our two major components, the connector interconnect portion of the business, which comprised 87% of our sales in the quarter, was up 28%, compared to a year ago, with increases in all major end markets and all major geographic regions.

Our coaxial cable business for broadband networks, which comprised 13% of our sales, was up 29% from last year as a result of increases in both domestic and international broadband cable television markets. In the fourth quarter, we acquired a relatively small U.S. manufacturer of antennas for wireless space stations that contributed approximately $2.5 million in sales to the fourth quarter.

Operating income, or EBIT for the quarter was strong at $57.6 million, compared to $44.4 million last year. The operating margin was 16.8%, an increase from the 16.6% last year, as increased margins in the interconnect business more than offset margin pressure in the coaxial cable business as a result of increase in material costs.

On any industry comparative basis, profitability continues to be very good, primarily because of the continuing development of new, higher margin application-specific products; excellent operating leverage on incremental volume for the interconnect business; and aggressive programs of cost control.

Interest expense for the quarter was $6.5 million compared to $8.8 million last year, reflecting lower rates and lower debt levels. Other expense of $1.1 million compared to $4.4 million last year. The tax expense was an effective rate of approximately 34%, the same rate as in prior quarters this year and down slightly from the 34.5% rate used last year.

Diluted earnings per share for the quarter was $0.74 a share, up 42% from $0.52 a year ago. During the quarter, we generated a very strong cash flow from operations of $54.1 million. Of the cash flow from operations, $8.5 million was used for capital expenditures; $16.6 million was used for acquisitions; and the balance was used for debt reduction. During the year 2003, we have reduced our outstanding indebtedness by $101.3 million.

The balance sheet is in excellent shape. Accounts receivable and inventory are essentially unchanged from the September 30th amounts, other than currency effects in spite of the higher volumes. Total debt outstanding at year end was $543 million, and as indicated, that's down $32 million for the quarter and $101 million for the year. Finally, orders for the quarter reflected a positive book-to-bill ratio of approximately 1.02-to-1. It was an excellent quarter and an excellent year.
I'll now turn it over to Martin for his comments.
M. Loeffler
Thank you very much, Ed. Good afternoon. Welcome to our traditional conference call. Happy New Year to everybody. As Ed indicated, I will just highlight some aspects of the fourth quarter results, as well as results for the full year 2003 and then discuss some trends and progress in our markets. I'll also comment on the outlook for the full year 2004.

Some highlights for the fourth quarter. As Ed just mentioned, we are very pleased with the results for the fourth quarter. It was an excellent quarter for Amphenol and we closed out a strong fiscal year 2003 through that performance. The sales in the quarter increased by 28%, in local currencies by 22% over prior the year. The good about this is that we have seen strong growth in all served end markets as well geographic regions. I'm going to talk more about this in just a minute.

Sales also increased sequentially over the third quarter by 9% in U.S. dollars, 7% in local currencies. The major drivers for the sequential increase in the fourth quarter were mobile communication and high speed applications for server storage systems and data communication equipment. On the mobile communication side, the drive was on both sides: Mobile phones, as well as the mobile infrastructure side. You'll hear more in detail in just a minute.

Both the interconnect business as well as the coaxial cable business contributed to the strong growth in the fourth quarter. Our industry-leading operating margins further expanded to 16.8%, despite the continuing difficult environment, as it relates to price pressure, especially on standard products in most of our served markets. The good news is that the margins are now interconnect business, which have good conversion margins, further increased sequentially also in the quarter.

This strong increase is a direct result of our continued cost control programs, the good conversion rates of the incremental business that we generate in the interconnect business, as well as our continued introduction of new product and application-specific solutions for our customers that usually have higher margins. These positive trends in the interconnect business have been more than offsetting the pressure that we see in the coaxial cable business on our margins. That pressure comes essentially as a result of the cost increases of raw materials without having yet had the opportunity to pass that on to our customers.

EPS grew 42% in the fourth quarter over prior years and for the eighth quarter in a row, so we had two years of consecutive EPS growth. As you'll hear in a few minutes, we're very confident to continue this strong trend into 2004.

As Ed mentioned, the EPS growth is not just a result of good operating leverage, but it's also a result of our debt reduction, as well as the reduction in interest rates throughout the year. We are very encouraged to actually by those fourth quarter results because they show that we have certainly benefited from the modest increase in demands that we have seen in some of our market segments, but continue to also gain share against smaller competitors.

We're preparing ourselves, also, organizationally for our future expansion. We have named, out of the broad members of our management team, seven senior members, two corporate officers, and senior positions in the company. They all will lead global businesses and have already led, but not as corporate officers, those businesses. They'll form the foundation for our future expansion that we foresee in 2004 and beyond.

A few comments on 2003, the full year of 2003, sales in 2003 increased by 17%, in local currencies by 11%. The interconnect business had a very strong increase of 20% for the full year and 13% in local currencies. These sales increases led to a level of sales in the interconnect business, which exceeded the high point of the year 2000. We're also very pleased that our EPS for the year matched the high point in our record level of 2000, $2.52 we achieved this year and in the year 2000. After a very significant downturn in the tech sector, to get back after essentially three years to the same level as 2000 is very encouraging to see and certainly speaks for the position that we have today in the marketplace.

All these earnings were strong that we achieved throughout 2003 as they translated in strong cash flow. One-hundred-and-fifty-six million dollars of operating cash flow for the year was essentially reinvested in the business for acquisitions, for capital expenditures, and new capabilities in tooling, as well as in debt reduction. They all contributed to EPS growth.

We are, in summary, very excited about the momentum that we have created in 2003, and we expect that this momentum will be carried into 2004, especially as we anticipate that demands will continue to strengthen.

Let me now comment on some of our major market segments that we serve, first, the broadband communication market for cable television networks. That segment represents 13% of our sales and was up as a segment 18% in the fourth quarter over the prior year. The growth in the fourth quarter was essentially driven by the continued capital spending of the operators here in the United States at the same level as in Q3, essentially, which is somewhat unseasonal. Usually, it tapers off after Thanksgiving here in North America and is really slow in December. This year, November and December continued to be strong. Therefore, we see that stronger performance.

Operating margins, however, in the segment continued to be under pressure, as I said, because of the material price increases that, in this segment, have not been passed on to customers. We have heard, though, that in other segments of the cable business for the LAN market and other areas of the cable business, cable companies have increased their prices, due to these material cost increases they have experienced, especially in copper and in the plastic material. We can hope, also, that in our segment such price increases should happen over time.

On the other hand, we expect demand in broadband communications to be relatively at the same level as in 2003 and expect that to continue until systems operators really step up capital spending. Right now, we are more in a maintenance mode, as opposed to in a build-out mode.

The next segment, the wireless telecom and datacom segment, which represents 38% of our total sales had an excellent quarter, as well as an excellent year. This segment is comprised of our sales to the mobile phone market, the mobile infrastructure market, as well as to the computer storage system and data communication market.

Let me start out with the mobile phones. Mobile phones were up. The sales for the mobile phone market were up 17% in local currency, 23% in U.S. dollars in the quarter compared to last year. For the whole year, this segment was up 15% in local currency, 22% in U.S. dollars. This is a very strong performance compared to the performance of the industry and it is really driven by strong participation of Amphenol across a very diverse customer base in North America, Europe, as well as in Asia. We expect to achieve a very strong quarter this year because the fourth quarter is a seasonally strong quarter and we were very pleased to see that that really carried through.

Much of our product goes into new phone models and we're very encouraged with the increased product content in those new phones. With the price pressure, some of that increased sales is certainly offset by some of the price pressure that we experienced also in that segment. Based on our strengths, we continue to serve more than half of the world production of phones with our product, as well as our broad customer base, we are very encouraged that we will carry on with the strong momentum into the year 2004 in this segment.

The mobile network infrastructure market also had a very strong quarterly performance. We were up 44% in local currency, 52% in U.S. dollars. As Ed mentioned, we acquired a small company, Antel, making the antennas for mobile infrastructure. They contributed with about 7% to 8% to that growth, so most of the growth really came from our gaining position across a broad customer base, as well as from strengthening of demand that we have seen in the quarter, especially for GSM network upgrades as well as additional CDMA build-outs.

With the acquisition of Antel, we have added another product range to our product range that helps us further penetrate the mobile infrastructure installation market. We have already a very strong position in the mobile OEM market, making the base stations themselves, and with this acquisition we expand into the mobile installation market, which gives us additional opportunities for the year 2004. We anticipate that 2004 will be another strong year, especially driven by the build-out or upgrade of existing networks, rather than a broad-based replacement of networks with 3G systems.

The last segment in this wireless telecom data segment is our computer participation, the computer storage and data communication market, sequentially a very strong quarter. This is a segment where this year, we have enjoyed essentially only single digit increase in Q1 and Q2, improved in Q3, and Q4 really topped all the quarters with a 17% increase in local currencies and a 20% increase in U.S. dollars.

Driving that growth in the fourth quarter was a certainly modestly improving demand for enterprise hardware and our strengths in complete, high speed interconnect solutions for servers and storage systems. It's a really excellent position, especially on the new change-over to the serial system architecture, where we have developed the connectors, the cable, as well as the complete interconnect system, which is showing very, very strong interest by our customers, OEM customers, as it relates to the cable. Many of our competitors view Amphenol as the one who has the right cable for that high speed market.

We are very encouraged by the sequential improvement in this market and by the stream of new products that we have been able to bring to our customers for their next generation products. As they are growing with these next generation products, we believe that this segment will remain strong for the year 2004.

Let me now switch away somewhat from these commercial and communication-related markets to the military aerospace market. It represents about 24% of our total sales. We had another very solid quarter with a 19% growth in local currency and 25% in U.S. dollars. For the year, this whole segment was up 12% in local currencies, 18% in U.S. dollars. So a very strong performance in military aerospace, primarily driven by the funding and the growth of new programs like the European fighter aircraft, like the program, like the upgrades here in the United States of several of the aircraft and so forth. We have achieved that growth in spite of a very slow commercial aircraft market.

There is certainly opportunity for even stronger growth if that market comes back to life. We are working very intensively with the commercial aircraft manufacturers to design new products in the new Airbus 380 for 20 aircrafts, as well as in the Boeing 7X7. We are winning excellent and extensive design presence in those aircraft.

We're also, on the military side, excited about our design wins in new programs, like the JTRS, like the JST that have increases in content. So we're very pleased with our inroads in those programs, as well to secure a long-term, future-positive outlook in those markets. Amphenol, as you know, is a market leader and we have had two years of strong growth in that area, double digit growth, and we expect that 2004 will not change that kind of momentum.

The last two segments are really the industrial and automotive markets. Together, they represent about 25% of our total sales; the industrial segment, 15% and the automotive segment, 10% of our total sales. In the industrial segment, we have achieved strong growth, 24% year-over-year in the fourth quarter. For the year, we were up strongly, 16%. That was mainly driven by our new value-added solutions that we bring to the market, using our own components for these value-added solutions with a trend toward more sophisticated solutions in the industrial market, especially in the medical instrumentation and factory automation markets. We have done very well.

In the fourth quarter specifically, we have seen good growth, which is more market share gain than growth of the market itself in mass rail transportation. We anticipate that growth in rail transportation, with the new products that we have introduced, will continue also into next year.

The automotive segment had another good quarter, 25% up in the quarter; 44% in U.S. dollars. For the year, we were up 15% in local currency, 34% in U.S. dollars. It was primarily driven by our strong position in the safety devices and telematics, and we have made inroads in new on-board electronics for engine controls, as well as environmental controls in cars. The outlook for the automotive business remains also positive because more and more of these new electronics will be used in the car using our connectors.

Very briefly, from a geographic standpoint for the interconnect business, we had strong growth in North America, 29% in local currencies; in Europe with 3%; and in Asia with 25%. Europe certainly had the most currency effect to the company, where the growth in U.S. dollars was 19% compared to the local currency growth of 3% in the fourth quarter. So we were very pleased with our regional performance as well.

In summary, we have clearly to state that Amphenol ended this year seeing challenges and difficulties from an economic environment, from a pricing environment, but 2003 turned out to be a very strong year for the company, matching the results, essentially, of the strong year 2000, the record year 2000. We continue to take advantage of our advanced technology and global presence to gain position against, essentially, smaller competitors. We're excited about our new products. That will continue to create momentum and additional profits in 2004 and we believe that through our diversity and geography and end user markets we will strongly benefit as the economy further improves.

With this encouragement by our own results as well as the enthusiasm that we have moving forward, we were pleased to also announced our stock split, which will certainly benefit the trading as well as the volumes that we have in our stock for the future and create benefits for our existing and future shareholders.

Based on our momentum that we have created in 2003 and the positive outlook that we have for 2004, we believe that for the year 2004, we'll be able to grow the business; and that assumes stable currency and some improvement in the economic environment of 8% to 11% in sales, with an increase of EPS of about twice that amount, of 16% to 20% over the year 2003 level. So we look forward to another strong year, 2004, as we have closed a really outstanding year, 2003.
With this, I would like to open it up for questions.
Coordinator	Our first question comes from Scott Craig from Morgan Stanley.
S. Craig
Good afternoon. Just a couple quick questions here. Martin, when you look out into 2004 and you see your growth at the numbers you just put out, can you describe how you think the mix and market, if that changes at all?

Secondly, a question for Ed on the working capital metrics. Ed, you guys have done a good job of getting the cash cycle down. What are your goals more near-term and then as we exit 2004 on the cash cycle? Thanks.
M. Loeffler
Good afternoon. Thank you for this question. As I mentioned, our growth was very broad-based in 2003. We do not anticipate that the mix will materially change in this growth except in a few areas. We have seen some strengthening in the mobile communication market, especially mobile infrastructure market and in the computer storage system, data communication area. I think those markets have the potential to be driving some further growth in 2004, than they have in 2003.
E. Jepson
On the working capital side the basics of receivables and inventory. Receivables we've held, adding back the receivables facility at around 65, 66 days. Based on the benchmarking we've done, we think that's pretty good for a global company and selling into a number of world markets. I would expect to be able to hold those levels.

Inventory, I think we can continue to make further improvement. We actually had, excluding the currency effects, we did, in spite of the increasing volume, able to reduce inventory for an operating level. Our goal there, and I think it's realistic in the short-term, to get inventory at 15% of sales. I think we can further improve from that.

On the payable side, I think we obviously work to stretch those. Sometimes they're tax payments and other things have an influence, but I wouldn't expect any significant change for the ratios we have on the liabilities side.
Coordinator	Thank you. Our next question comes from Matt Shearing from Thomas Weisel Partners.
M. Shearing
Thanks very much and good afternoon. Just a question regarding your margin structure. You pointed out that you're now at peak EPS and peak revenue numbers, yet you're still below your peak operating margin in 2000. I'm just trying to get an understanding of whether you can achieve that number again. How much of that is based on the coax business improving in terms of pricing and margin? Also, what leverage is left in the connector business there?
M. Loeffler
Thank you very much. The margins that we have obviously are not at peak levels like in 2000. However, if we look at the interconnect business, which relates to about 87% of our total sales, we're very close to the same number, while in the coaxial cable business we are very distant from the level that we have been able to achieve in 2000, where material costs were different and also the pricing level was different. Obviously, the coaxial cable business has an impact on the total margin, but we are very encouraged by the opportunities that we have in the interconnect business, which represents a great majority of our business, where we can achieve good conversion margins.

I think as demand levels increase, usually pricing pressures ease somewhat as well. We believe that there's great room because the material content in connectors is about 35%, 40%, and as such, there's good conversion opportunity to good profit margins. So we believe that we can further improve our margins and that will be the main driver for our EPS growth in the year 2004 because we have done a lot on the financial side, increasing interest rates and so forth. So that is included in the outlook that we have, that we are going to improve our operating margins moving forward.
M. Shearing
Great. On pricing, you talked about pressure on the mobile handset side. Have you also seen that in your other businesses in the fourth quarter? What kind of trends do you see as demand improves? Do you see prices stabilizing at some point?

M. Loeffler
We are foreseeing pricing to stabilize at some point. We don't know exactly when that point is, but so far, obviously, there's still a lot of capacity and hungry competitors, where pricing is still somewhat under pressure. I couldn't point to one area more than another. Obviously, the military aerospace segment doesn't see the same pressures that we have in some of the more commercial areas like the mobile phone market, but I wouldn't say that this is stronger than it was before. It was there. We continue to develop the new products that have higher margins and thereby get a very good mix, which allows us to achieve these high margins.
Coordinator	Thank you. Our next question comes from Steven Fox from Merrill Lynch.
S. Fox
A couple questions on the wireless segment. From an infrastructure standpoint, is there any way to break out end-demand trends from your share gains, get a sense for what the market is doing either year-over-year or sequentially? From a handset standpoint, how much seasonality do you expect in the March quarter?
M. Loeffler
First of all, on the trends, what we know is that from our customers and the broad base of our customers, that the market at best was flat in the year 2003. Now, being flat doesn't mean necessarily in unit volumes. I think unit volumes, for certain customers, have grown in the year 2003, especially transceiver units, not necessarily base station units but some packaged, more transceivers into a base station as a result. There may not be as many base stations produced, but more transceivers. Some of them actually had production that was at least at the level of 2000 or even higher.

However, the price points that they have to sell their base stations have come down very dramatically. Therefore, they are not achieving their year 2000 sales levels, and our pricing has also come down somewhat, but maybe in a different way. As such, I would characterize it that we have certainly gained share, which is probably the major proportion of our growth in the year 2003 opposed to demand growth, also, maybe the customer mix. Some customers have done better than others.
S. Fox	Then on handsets, Martin, I assume you're expecting some seasonality in the March quarter.
M. Loeffler
Yes, on the handset side, obviously usually the fourth quarter is stronger than the first quarter. We may see some slowing in the first quarter on the handset side because there's an enormous preponderance in Asia. Asia just entered their Chinese New Year here and we will see some seasonally slowing, but that is nothing new. That's how we compare ourselves against the first quarter of 2003 and we will have positive comparisons.

Coordinator	Thank you. Our next question comes from Mark Hassenberg from Nottingham Capital.
M. Hassenberg
Yesterday RF Micro Devices reported numbers which, I believe, I don't follow the company, were better than expected, but the CEO cautioned about the March quarter, but then explained that he didn't think it was an industry issue; that there was a technology change and he was stronger in one technology, rather than the other.

There's been speculation today that the industry might, in fact, be slowing down and also, that inventories might have built and didn't sell through in December. Your statements don't sound like that at all. What are your feelings on that and what kind of data points do you have that give you a high conviction that we're still moving forward?
M. Loeffler
Thank you very much, Mark. Very good question. We actually, on the inventory side, almost believe that the inventories are at a lower end than we would normally expect at that time of the cycle. So inventory, there may be certain segments. We don't know at this point, don't have data points that say all mobile phones, for example, being sold at this point in time and will there be a flushing out required? We don't have a data point on this. What we see, though, is the forecast that we get from our customers, which gives us good encouragement about the quarter.

Also, our new product introductions and acceptance as well, we are well aware of technological changes that are happening, especially on the storage system and server side going from parallel to serial interfaces. I think here we are extremely well positioned, but this will be somewhat a displacement market. It may not go as fast as everybody thinks.
Coordinator	Thank you. Our next question comes from Michael Morse from Smith Barney.
M. Morse
We have noted your great progression over the last two years. Martin, you noted that you've had eight quarters of sequential EPS growth. We didn't really hear any specific commentary about your March quarter. I know there have been questions touching on the topic, but when I look at your financial outlook, if you simply flat lined your December quarter, you would quite comfortably reach your guidance for the year. I was just wondering, is there anything anomalous in the December quarter that made it exceptionally strong or should we expect a seasonal down tick, perhaps, in the March quarter? Any commentary on the March quarter specifically would be very helpful.

M. Loeffler
That is a very fine question. Obviously, we're a little bit cautious with giving too much of the outlook as… registration, as you know. Let me just mention the first quarter is just traditionally a seasonally somewhat slower quarter than the fourth quarter. The fourth quarter was really an anomaly. We expected it to be stronger than the third quarter. It happened that way. Maybe in some areas, it's a little bit stronger, especially the coaxial cable side. The first quarter being somewhat slower, we assume at this point in time, that it will be very close to the fourth quarter performance.
M. Morse
Excellent. Thank you for that. My second question has to do with the topic of materials pricing. You talked about copper and plastics being somewhat challenging in the cable business. I wondered if you had had more success, if you will, in passing on price increases on the interconnect side or is there a compare and contrast there that you can share with us?
M. Loeffler
The difference there in that sense is between the interconnect and the coax side, that on the interconnect side, you always deal with a different mix, where you can, as you introduce the new product, price the new material prices right into this and explain it without having to pass on an effective price increase. On the coax side, these are standup products that are being sold. It's the same product that was being sold before. So here you're dealing with a true price increase in that sense.

The point I want to make in the interconnect business is, it's a little bit easier to deal with those price increases in the sense that we have a turn in terms of our product as we implement and sell on an ongoing basis these application-specific products while on the coax side we don't have, necessarily, latitude. Here, obviously we are looking for market leadership in that area.
M. Morse
Just one quick follow-up then. Are there any rules of thumb understanding that you have probably tens of thousands of different part numbers in the interconnect site. Are there rules of thumb pertaining to the percentage of material content and your cost of goods in interconnect versus coaxial cable?
M. Loeffler	There's a very significant difference. Coaxial cable is about 80% to 85% while on the connectors side it is 35% to 40%.
Coordinator	Thank you. Our next question comes from Thomas Gingus from JP Morgan.
T. Gingus
Just a couple of quick ones for you. Can you talk about what the capital spending plan is for the next year, given that you've been able to really rationalize a lot of the assets that you've had but you're still expecting some pretty strong growth? Also, it does seem as if some of the areas that may have been lagging have experienced some growth here. Then I have a follow-up question.

M. Loeffler
Capital spending is very important. We are very selective in where we spend the capital, where we get really good returns in tooling and so forth. We will spent about $31 million in the year 2003 and we expect to spend somewhere between $35 million and $40 million in the year 2004.
T. Gingus
Thank you. As a follow-up, you've mentioned a lot in the various segments, about a number of new products that you've come out with or new programs that you've won and so forth. I'm wondering if you might be able to quantify some of this in terms of the sales growth that you're experiencing, how much of that sales growth is coming from newer products where, as you've already alluded to, you can sort of bake in some of the incremental costs of higher raw materials and how much is coming from more standard product that's been around, say, a two or three year type of timeframe there, to help us get an idea on a go-forward basis what some of the sensitivity around the margins can be as that mix may change a little bit.
M. Loeffler
Sure. As you may recall, we are measuring our new products within a two-year window. Some of our competitors have different windows. We measure it with a two-year window. That means introduced and sold within two years. Then it becomes a product classified on all the other products, even if it still may, at this point in time, carry higher margins than products where they have five or six years ago.

The percentage in 2003 of these new application-specific products have increased over the quarters, but in total, they represented for the year close to 20% of our sales. We anticipate that in 2004 that number will slightly increase. When I say slightly increase and not with a quantum leap, it's only that we continue to measure it in the two-year window. So products that are three years old will fall out of that measurement and go into the other category but still have, most of the time, good margin contributions at that time.

I would not want to leave the impression that our standard products, many of our standard products, have just very, very significant and lower margins. We continuously cost reduce them to go in low cost areas. We now have about 53% of our workforce in low cost areas. At the beginning of the year, it was 43% of our total workforce, so we have continuously throughout the year 2003 moved to lower cost areas to lower cost, and thereby maintained strong margins. On high volume products we continue to make investments in automation for these more standup products. Again, here we're making investments and the right moves to keep the margins also strong for those types of products.
Coordinator	Thank you. Our next question comes from Keith Dunn from RBC Capital.

K. Dunn
A few follow-up questions. I was modeling something along the lines of 19% margins in the interconnect and 10% on the cable, but are we suggesting that we're now over 20%, given the peaks in interconnects with 21%? Can you give me some kind of color, if it's materially different than 19% in the interconnect and 10% in the cable group?
M. Loeffler
We haven't really disclosed the specific margins in those areas. We have the average of 16.5% for the year, 16.8% for the fourth quarter, and obviously, the coaxial cable business is significantly below that average at this point in time. Thereby, the connector business is somewhat higher, but it is not at a 20% level at this point in time, but we are working towards it
K. Dunn	Is it fair to say that the cable margins were less in the fourth quarter than in the third quarter?
M. Loeffler	No, they were about the same.
K. Dunn	Great. That helps.
M. Loeffler	They were about the same level of revenue as well.
K. Dunn
Sure, okay. As we look at the SG&A, that actually went up a little bit more than I would have expected. Is there something in there that may non-recur some year-end things that we could look at that materially coming down the first quarter? Clearly, the acquisition probably contributed some, but can you clarify that?
M. Loeffler
Yes, certainly. The SG&A is at a really very controlled basis at 14.2% of our sales. We continue to control it very strongly, but a major affect, obviously, in the fourth quarter was currency. Currency doesn't favorably impact SG&A as you translate the euros into dollars. So that, in conjunction with, as you mentioned, some of the acquisition, which was maybe minor, that's certainly driving it. We're not adding a lot of expenses as we go out there. We are prudent investors not only in capital, but also in talent and people, so we're not going out and adding other workforce on a prorated basis to our sales increase; quite the contrary. We would like to have the better conversion margins by not doing that.
K. Dunn
Thirdly, on the acquisitions, you mentioned $16 million or so that was spent on acquisitions, $16.6 million, and $2.5 million in sales. Was the whole $16.6 million for this U.S. antenna company and what would their annualized sales be? Can you give us any color on their margin structure?
M. Loeffler	Maybe Ed?
E. Jepsen	The bulk of that was spent on the antenna company and the annualized sales was roughly one-time sales.

K. Dunn	The margin structure, is it similar to your interconnect group now or did you find another one like the turnarounds that you did so well with in… and PCD?
E. Jepsen	It's a fine company that already has good margins. In fact, we would expect to be able to enhance them as well, presently, a little below the corporate-wide average.
K. Dunn
My last question, if I can, Martin did a great job of going over all the various end markets, but can you just run through? I guess 13% was broadband. How did you split out Internet equipment? How much of that was a percent of sales?
M. Loeffler	Let me go back to this. We have… wireless telecom and datacom together represents 38%; whereby the Internet-related market represents 18% of that 38% and the mobile communication part is about 20%.
Coordinator	Thank you. Our next question comes from Jeff Beach fromNicholas.
J. Beach	Two things. First, your $54 million cash from operations, net income and depreciation doesn't add up to that, so was there a shrink in working capital? Can you expand on the other source?
M. Loeffler	Ed is going to look it up right now.
J. Beach
In the meantime, back on pricing increases in the coax market, if you're looking at flattish sales this year, do you think you will be able to initiate and hold price increases to start getting some of your margin back?
M. Loeffler
Usually the market leader which is… is an initiating pricing actions and not the ones that are following, so we are looking here for price leadership in that area. Until that happens, we continue to have a more stable outlook for the moment. We have seen, though, that they have increased prices in other segments of the business and other cable companies have because they all have a high percentage of material costs tied up in their total costs and are therefore sensitive to material cost increases. So we expect that something may happen in that area, but we have no signs, no indications at this point in time.
E. Jepsen	The balance of the cash flow from operations, including income and depreciation and amortization, came from pushing the liability side.
Coordinator	Thank you. Our next question comes from Patrick Parr from UBS.

P. Parr
Touching on the guidance question again, if you take your December numbers and you were to hold it flat for the March quarter, that would still imply relatively zero, if any, sequential growth for the rest of the year to kind of come in at the high if not above your guided range. So Martin, is it just your conservatism showing through here or is there something more in the works that we don't see right now?
M. Loeffler
As you will recall, throughout the year 2002 and 2003, we have given guidance and at the appropriate moment, we have increased some of the guidance going forward. There are still uncertainties in the marketplace. We're well positioned. We feel strongly about the future, but obviously, the real strengthening on the broad basis of demand hasn't yet occurred. That is something we really would like to really see before we go the next step. We think we have a very strong outlook; EPS going up twice the rate of growth and we have given a broader range, so there is flexibility.
P. Parr
That's fair. So both you and your other large U.S.-based independent connector company have reported very good growth for 2003; I guess 17% for you. How much do you think the connector market grew in 2003 and what kind of number are you budgeting for the market in 2004? Therefore, what multiple of the market do you think you're growing and intend to grow in the future?
M. Loeffler
It is very hard to really assimilate all the details of the market, but with the data that we have, we believe that the market grew maybe at a rate of 4% to 6% in the year 2003 in U.S. dollars. We grew significantly more in U.S. dollars. We have outperformed the industry for 15 years in a row now, I think the average of the industry. I think we feel that we can continue to do this. To say at what rate that we'll be, the assumption for next year is that the growth is about 5% to 6%, 5% to 7%, depending who you ask for next year. We essentially assume double the growth in our outlook.
P. Parr	Recently and probably historically, you've picked up market share from the smaller undercapitalized companies. Does that continue to be the case here recently?

M. Loeffler
This is really our strategy. We feel that there are many companies out there that just do not have the global presence, don't have the technology to be able to serve the customer's needs of today, which is increasing in complexity, which is increasing in miniaturization, which is increasing in every technical aspect, as well as in logistics aspect. Some are just not financed the right way either to be able to support larger demands. There's a lot of risk involved in just working with some of the smaller companies. As such, we believe the strategy to look at some of these smaller players in our segments is a good strategy. It has been successful throughout the last upturn and downturn and we'll continue on that path.
P. Parr
Final question. I haven't run the numbers yet on your cash flow projections, based on the other assumptions here, but the intention is still to continue to pay down the debt? If so, is there a target you can communicate to us, Ed?
E. Jepsen
I think that's fair, that we'll continue to pay down debt, but the priority is to reinvest in the business and make the type of add-on, type of acquisitions that we have done, as well as to invest in new products and programs. There's a natural deleveraging that's taking place and will continue.
M. Loeffler
There is not a real specific goal that we have. We feel very comfortable with where we are today with the financial structure of the company and the rewards through paying down debt are much smaller than making investments in new tooling and acquisitions like we have done.
E. Jepsen	Our leverage and financial ratios are just excellent in terms of interest coverage and coverage ratio.
Operator, we'll take one more question, please.
Coordinator	Thank you. Our final question comes from Michael Walker with CSFB.
M. Walker	I have a question on the other expense line. That's come down pretty precipitously the last three quarters. I was just wondering what's in that and how we should model that?
E. Jepsen
In the third quarter, we had the costs of the secondaries that place in the third quarter, so that accounts for a big reason for the drop between the third and fourth quarter, as well as foreign currency transaction gains and losses. We had some losses, I believe, in the third quarter. It's very difficult to model, but I think there were some losses in the third quarter and some gains in the $200,000 to $300,000 magnitude in the fourth quarter.

I think the major components of that on an ongoing basis are the agency arrangements on the receivable facility that we have and minority interest. I generally think of other expense absence the foreign exchange transaction gains or losses and other ups and downs, such as the cost of the refinancing to be in the $1.5 million range on an ongoing basis.
M. Walker
Second, I wonder if you could just comment on Europe as a geography. It has tended to lag the U.S., I think, in the recovery. What's your sense as to whether it's starting to turn from an economic standpoint?
M. Loeffler
There are certain market segments that certainly have shown some strengthening in Europe, but we also have to say that a lot of business moved out of Europe, moved out of North America with the multinational companies. Therefore, there is some shift that is towards Asia happening as well, so we have to take this into account when we look at the other regions. There are certain segments that are improving in Europe and we know that it is lagging with the strong euro. The lag may be a little bit longer. That is something to look at.
M. Walker	Last, do you have a lot of excess capacity still with your current utilization a… very full capacity.
M. Loeffler
We certainly can expand further in our sales. We are, right now, also expanding, especially in Asia, some of our facilities, where we don't have enough space. That is happening as we speak. We are on the right track in terms of shifting capacity to the right regions, where it is required and where we produce. I think that will continue. As we increase capacity, it's manning level more than machine and tooling.
M. Walker	Great. Thank you very much.
M. Loeffler	Thank you very much. Thank you all on behalf of Amphenol for your interest in our company and your continued support. I wish you a Happy New Year. Good-bye.

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  Exhibit 99.2